Exhibit 10.1

GRL CAPITAL ADVISORS

SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”), made and entered into as of March 9, 2015, by and between the Hampshire Group, Limited (the “Company”) and GRL Capital Advisors (GRL), a New Jersey limited liability company, with its principal place of business at 220 South Orange Avenue, Suite 200, Livingston, New Jersey 07039, for the financial and systems evaluation and assessment of the corporate infrastructure.

WITNESSETH:

WHEREAS, GRL desires to avail its experience and skill in connection with the evaluation and assessment of the Company’s corporate infrastructure and other necessary financial information and systems integration, in accordance with the terms and conditions hereof’.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Hampshire Group and GRL hereby agree as follows:

1.	GRL Capital’s Services:

Provide CFO responsibilities, including the organization and functionality of the entire financial operation. Will also provide approval of transactions and all aspects of the financial operation and ensure the CEO has final approval financial and critical decisions. Bill Drozdowski (upon approval by the Company’s board of directors, which approval shall be issued within five (5) days of execution of this Agreement), will serve as Interim CFO. In the event that another GRL associate is needed to fill the role of Interim CFO, GRL shall provide an associate to serve in such capacity (subject to approval of the Company’s board of directors). GRL will also provide additional GRL personnel (as agreed by the CEO of the Company) to assist the Interim CFO with carrying out the tasked responsibilities. Mr. Drozdowski will be added to the Company’s D&O policy as an officer of the Company. If any other GRL personnel assumes an officer role (including the role of Interim CFO), they will be added as well. Provided that Bill Drozdowski is provided with all appropriate and customary documentation, Bill Drozdowski will sign, as CFO of the Company, SEC filings and certifications, representation letters to the Company’s auditors, borrowing base certificates and other documents typically executed by the CFO. The engagement will be for a period of thirty (30) days, unless extended or earlier terminated as provided herein; provided, however, should the engagement be extended beyond the thirty day (30) period, termination shall be in accordance with Section 8 of the General Terms and Conditions annexed hereto.

GRL will also provide oversight of the information systems in order to ensure maximum efficiency and functionality.

The foregoing is referred to as the “Base Services.”

2.	Fees and Expenses.

As consideration for the Base Services, the Company shall pay GRL a flat fee of $40,000 (the “Base Fee”) per month payable on a bi-monthly basis ($20,000 on the 15th of each month and $20,000 on the last day of each month). The Company will pay a retainer of $30,000.00 as a deposit against the amounts due hereunder payable ½ on the commencement of the first week of this engagement and ½ payable the 2nd week of this engagement.

GRL will invoice the Company for services from the first of each month through the fifteenth of each month and then from the sixteenth of each month through the last day of each month. Payments will be due upon receipt. The retainer will be applied to the final invoice(s) delivered until exhausted.

“Additional Fees” :

The Hampshire Group shall pay or reimburse GRL for all reasonable expenses, incurred in connection with GRL’s performance of the Services hereunder.

3.	Independent Contractor.

It is agreed that GRL is not the agent, legal representative or employee of the Company, but rather GRL is an independent contractor acting exclusively on its own behalf and GRL has no authority whatsoever to make any agreements representation or warranties, or conduct any business in the name of or for the account of, or otherwise to bind or obligate the Company.

4.	Non-Solicitation / Other:

The Company agrees not to solicit for employment any employees of GRL for of period of two years following the execution of this Agreement.

Relationships with Other Parties

This is a non-exclusive agreement and, subject to GRL’s confidentiality obligations, GRL is not prevented or restricted from providing services to other clients. Client consents to GRL providing these services.

Other Matters

The attached General Terms and Conditions are an integral part of this agreement and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the date first above written.

Hampshire Group, Limited

By: /s/ Paul M. Buxbaum

       Paul Buxbaum

Its: CEO

GRL CAPITAL ADVISORS LLC

/s/ Glenn R. Langberg

By: Glenn Langberg

Its: CEO

Appendix A
Base Fee - Additional Fees

Hourly Rates*

Name	Title	Rate

Glenn Langberg	Managing Director	$595 per hour
Joseph Catalano	Assistant Managing Director	$525 per hour
Paul Dawson	Senior Manager	$475 per hour
Larry Berrill	Senior Manager	$475 per hour
Bill Drozdowski	Senior Manager	$475 per hour
Administrative	Associate	$150 per hour

*Hourly rates will apply only to the extent that the CEO requests additional services.

Additional Fee

Reimbursement for out of pocket expenses

GENERAL TERMS AND CONDITIONS:

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and these Terms, the wording of the letter shall prevail.

Section 1. Company Responsibilities.

The Company will undertake responsibilities as set forth below:

(a)     Use commercially reasonable efforts to provide reliable and accurate detailed information, materials, and documentation.

(b)     Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by GRL in connection with this Agreement.

GRL’s delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities. In the event that the Company does not comply with (i) and (ii) of this paragraph, then GRL and the Company will negotiate in good faith, compensation to be paid to GRL for the additional tasks required of GRL for the Company’s failure to comply.

Section 2. Billing.

Billing. Base Fee plus expense reimbursement as described on Appendix A.

Section 3. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, GRL will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. GRL will be responsible for complying with all law regarding its employee, agents and contractors, including without limitation, employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Nothing in this Agreement is intended to create, nor shall be deemed or construed to create a partnership, fiduciary or agency relationship between GRL and the Company.

GRL shall be entitled to rely on financial information provided to GRL by the Company.

Section 4. Confidentiality.

GRL shall keep confidential all nonpublic confidential or proprietary information regarding the Company whether learned during the performance of its services hereunder or its prior retention , if applicable, (the “Information”), and neither GRL nor its personnel will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, strategic plans, information described as confidential by the Company or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants and any analyses prepared by GRL based on any of the foregoing.

Information that becomes public through no fault of GRL shall not be deemed confidential.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, GRL from making such disclosures of Information that GRL reasonably believes is required by law or any regulatory requirement or governmental authority, provided that GRL first provides notice to the Company so that the Company may seek a protective order if it so chooses. Upon consultation with, and consent of, the Company, GRL may make reasonable disclosures of Information to third parties in connection with the performance of GRL’s obligations and assignments hereunder. In addition, GRL will have the right to disclose to any person that it provided services to the Company or its affiliates and a general description of such services, which description shall be subject to the prior approval of the Company, but shall not provide any other information about its involvement with the Company. The obligations of GRL under this Section 4 shall survive the end of any engagement between the parties for a period of three (3) years.

GRL acknowledges and agrees that the Company may be required to make public disclosures and filings of the Agreement and Terms with the SEC.

The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), and the terms of this Agreement, generated by GRL in connection with this engagement is intended solely for the benefit and use of the Company in connection with the transactions to which it relates. The parties agree that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with or without attribution to GRL at any time in any manner or for any purpose without the other’s prior approval, except as required by law, regulation or stock exchange requirement.

GRL also acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of this Section 4, and GRL agrees that the Company shall have the right to seek a restraining order and/or an injunction for any breach of this non-disclosure provision. If any provision of this section is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.

Section 5. Intellectual Property.

Upon the Company’s payment of all fees and expenses owed under this Agreement, all analyses, final reports, presentation materials, and other work product (other than any Engagement Tools, as defined below) that GRL creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information as defined above. GRL may retain copies of the Work Product and any Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, utilities and other intellectual property that GRL has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of GRL. The Company shall not acquire any interest in the Engagement Tools other than a limited non-transferable, non-terminable license to use the Engagement Tools for its own internal purposes to the extent they are contained in the Work Product; provided however, that such license may be used by the business entities under common control with the Company, and transferred to the Company’s successor in interest.

The Company acknowledges and agrees that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.

Section 6. Framework of the Engagement.

The Company acknowledges that it is retaining GRL solely to provide the Services as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement and GRL is not providing accounting, audit or forensic services (it being understood that the Company and GRL may contract for accounting services in the future).

Section 7. Indemnification and Other Matters.

The Company shall indemnify, hold harmless and defend GRL and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “GRL Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of GRL that is the subject of the Agreement (other than those arising out of GRL’s gross negligence and / or intentional misconduct and/or breach of contract). The Company shall pay damages and expenses, including reasonable legal fees and disbursements of counsel as incurred in advance. If the Company does not provide counsel to defend GRL, the GRL Parties may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which these indemnification and advancement obligations relate.

If an GRL Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse GRL for any professional time and expenses (including reasonable external and internal legal costs) incurred to respond to the request, except in cases where a GRL Party is a party to the proceeding or the subject of the investigation.

Notwithstanding anything to the contrary, the Company’s indemnification and advancement obligations in this Section 7 shall be primary to (and without allocation against) any similar indemnification and advancement obligations of GRL, its affiliates and insurers to the indemnitees (which shall be secondary).

GRL is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third-party products or services are against the third-party vendor and not against GRL, whether or not GRL is instrumental in procuring such third-party product or service.

The Company and GRL agree that the federal and state courts of the State of New Jersey shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement.

In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.

Section 8. Termination and Survival.

The Agreement may be terminated at any time on thirty (30) days written notice by one party to the other;; provided, however, that notwithstanding such termination GRL will be entitled to any fees and expenses due under the provisions of the Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed). Such payment obligation shall inure to the benefit of any successor or assignee of GRL.

Sections 2, 4, 5, 7, 8, 9, 10, and 11 of these Terms, and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 9. Non-Solicitation of Employees

The Company acknowledges and agrees that GRL has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of two years after the final invoice is rendered by GRL with respect to this engagement (the “Restrictive Period”), the Company and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of GRL’S Managing Directors, Directors, or other employees/contractors.

The Company also acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of this provision, and the Company agrees that GRL shall have the right to seek a restraining order and/or an injunction for any breach of this non-solicitation provision. If any provision of this section is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.

Section 10. Limit of Liability.

The GRL Parties shall not be liable to the Company, or any party asserting claims on behalf of the Company, except for direct damages found in a final determination to be the direct result of the bad faith, self-dealing or intentional misconduct of GRL. The GRL Parties shall not be liable for incidental or consequential damages under any circumstances, even if it has been advised of the possibility of such damages. The GRL Parties aggregate liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to GRL for services on this engagement (the “Liability Cap”). The Liability Cap is the total limit of the GRL Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by GRL pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the GRL Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the GRL Parties pursuant to this Agreement exceed the Liability Cap.

Section 11. General.

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. The Agreement, including the Terms, contains the entire understanding of the parties relating to the services to be rendered by GRL and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services. The Agreement, including the Terms, may not be amended or modified in any respect except in a writing signed by the parties. GRL is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.

Joint and Several. If there is more than one party to this Agreement, the Company shall cause each other entity, which is included in the definition of Company to be jointly and severally liable for the Company’s liabilities and obligations set forth in this Agreement.

Third-Party Beneficiaries. The indemnities shall be third-party beneficiaries with respect to Section 7 hereof.

Data Protection. GRL acknowledges and the Company agrees that in performing the services GRL may from time to time be required to process certain personal data on behalf of the Company. In such cases GRL may act as the Company’s data processor and GRL shall endeavor to (a) act only on reasonable instructions from the Company within the scope of the services of this Agreement; (b) have in place appropriate technical and organizational security measures against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data; and (c) comply (to the extent applicable to it and/or the process) with relevant laws or regulations.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to GRL, to:

Glenn R. Langberg

GRL Capital Advisors

220 South Livingston Ave

Suite 200

Livingston, NJ 07039

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s President, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.